Charles A. Beckham, Jr.
Texas Bar No. 02016600
James W. Brewer
Texas Bar No. 02965200
Kemp, Smith, Duncan & Hammond, P.C.
P.O. Box 2800
El Paso, Texas  79999-2800
(915) 533-4424
(915) 546-5360  FAX

Brian Holthus
State Bar No. 2720
Jolley, Urga, Wirth & Woodbury
3800 Howard Hughes Parkway
Sixteenth Floor
Las Vegas, Nevada  89109
(702) 699-7500
(702) 699-7555 FAX

UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF NEVADA

In re:

MEDMART OF NEVADA, INC. f/d/b/a                                )       Case Nos. 97-21412-RCJ
TOTAL HOME CARE, HEALTH INDUSTRIES, INC.,       )       to 97-21415-RCJ
f/d/b/a M-D MEDICAL CENTERS,                                       )
OXYCARE, INC., and                                                             )       Chapter 11
TOTAL HOMECARE, INC. a/k/a THC Homecare, Inc.,       )       JOINTLY ADMINISTERED
                                                                                                 )
Debtors.                                                                                    )




DEBTORS' AMENDED JOINT PLAN OF REORGANIZATION

TO THE COURT, CREDITORS AND PARTIES IN INTEREST:

     Medmart of Nevada, Inc., f/d/b/a Total Home Care, Health Industries, Inc., f/d/b/a M-D Medical Centers, Oxycare, Inc., and Total Homecare, Inc. a/k/a THC Homecare, Inc., the Debtors and Debtors-in-Possession in these jointly administered Chapter 11 cases (the "Debtors"), submit this their Debtors' Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code, as follows:

ARTICLE I
Definitions

     1.01 Administrative Expense: Those expenses described in Section 503 of the Bankruptcy Code.

     1.02 Allowed Claim: A claim with respect to which: (a) a proof of claim has been filed with the Court on or before the Bar Date fixed by the Court, or
(b) scheduled in a list of creditors prepared and filed with the Court pursuant to Rule 1007 and not listed as disputed, contingent, or unliquidated whether as to liability or amount; and in either case, a claim (i) to which no objection to the allowance thereof has been filed within any applicable period of limitation fixed by Bankruptcy Rule 3003, an order of the Court, or the Plan, or (ii) which has been allowed by order of the court that has become final and is no longer subject to appeal.

     1.03 Allowed Priority Claim: An Allowed Claim for which the holder is entitled to priority under Section 507 of the Bankruptcy Code.

     1.04 Allowed Secured Claim: An Allowed Claim against the Debtors that is secured by a lien on property in which the bankruptcy estates have an interest or subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of such creditor's interest in the estate's interest in such property, or to the extent of the amount subject to setoff, as the case may be.

      1.05 Allowed Unsecured Claim: An Allowed Claim against the Debtors that is not an Allowed Priority Claim or an Allowed Secured Claim, including the unsecured portion of under secured claims as described in Section 506(a) of the Bankruptcy Code.

     1.06 Bankruptcy Code: The United States Bankruptcy Code as codified at 11 U.S.C. § 101, et seq.

     1.07 Bar Date: The deadline to file proofs of claim in these jointly administered cases as established by the Bankruptcy Court.

     1.08 Confirmation Date: The date upon which an order confirming the Plan is entered.

     1.09 Debtors: Medmart of Nevada, Inc., f/d/b/a Total Home Care, Health Industries, Inc., f/d/b/a M-D Medical Centers, Oxycare, Inc., and Total Homecare, Inc. a/k/a THC Homecare, Inc.

     1.10  Effective Date:  Eleven (11) days following the Confirmation Date.

     1.11 Invacare: Invacare Credit Corporation and Invacare Corporation collectively.

     1.12 Newcorp: The surviving company upon the merger of Total Homecare, Inc. a/k/a THC Homecare, Inc. with Safe Environment, Inc.

     1.13 Plan: The Debtors' Amended Joint Plan of Reorganization filed in this case.

     1.14 Safe Environment, Inc.: A Nevada corporation which will be merged with Total Homecare, Inc. following confirmation. Safe Environment, Inc. is engaged in the business of providing unexploded ordnance removal services to make the environments of formerly active military bases and battlefields worldwide safe for use by their general populations.

     1.15  Sale Proceeds:   The proceeds of the sale of substantially all of
the Debtors' assets to Sierra Health Services, Inc. pursuant to the Court's Order Regarding Debtors' Motion to Sell Substantially All Assets Outside the Ordinary Course of Business Free and Clear of Liens entered on August 29, 1997.

ARTICLE II
Classification of Claims

     2.1 Class One -- Allowed Claims Under Section 507(a)(1) of the Bankruptcy Code. Class One consists of the unpaid Administrative Expenses incurred by the Debtors during the course of these jointly administered bankruptcy cases. The only remaining Class One claims are the unpaid fees and expenses for the Debtors' professionals. The claims of the Debtors' professionals are subject to Court approval.

     2.2 Class Two --Allowed Priority Claims other than Class One claims. Class Two consists of all claims entitled to priority under Section 507 of the Bankruptcy Code other than administrative expenses. The Debtors believe the only creditors in Class Two are tax claimants.

     2.3 Class Three --Allowed Secured Claims. The Debtors believe there are no longer any Class Three claims.

     2.4 Class Four --Allowed Unsecured Claims. Class Four consists of allowed non-priority unsecured claims against the Debtors.

     Upon confirmation of the Plan the Debtors will analyze the Schedules and Proofs of Claim to determine which of the unsecured creditors hold Allowed Claims. Additionally, the Debtors reserve the right, before and for a period of 180 days following, the Effective Date to object to claims or to have the Court determine the claim amount of any creditor for purposes of receiving any distribution under the Plan.

     2.5     Class Five-- Claims of equity interest owners in the Debtors.

ARTICLE III
Treatment of Claims and Interests

     3.1 All Administrative Expenses will be paid in full in cash upon the later of; 1) the Effective Date, or 2) the date on which the Court approves the Administrative Expense; except as otherwise agreed by the Debtors and the Administrative Expense claimant. The Administrative Expense claims for the Debtors' professionals shall be paid only to the extent approved by the Court. Unless otherwise agreed by the Administrative Expense claimant, approved Administrative Expenses shall be paid pro rata prior to any distribution be made to any other creditors. Class One claims are not impaired.

     3.2 All Allowed Class Two Claims shall be paid in equal monthly installments over a period of sixty (60) months, with payments based on a sixty (60) month amortization. Interest shall not accrue on the Allowed Class Two Claims from the Filing Date through the Effective Date. Interest shall accrue on the Allowed Class Two Claims from the Effective Date at the rate of 8% per annum until paid. The Debtors may prepay any Allowed Class Two Claim at any time without penalty. All Allowed Class Two Claims shall release any and all liens, claims, charges and assessments they have or hold upon payment of their Allowed Claims. Class Two claims are impaired.

     3.3 The Debtors believe there are no Class Three creditors. To the extent any Class Three claims remain the Debtors surrender any collateral remaining in possession of the Debtors to the Class Three claimant in full satisfaction of the Class Three claim, as of the Effective Date. Class Three claims, to the extent there are any, are impaired.

       3.4 All Allowed Unsecured Claims shall receive a pro rata share of at least five percent (5%) of the common stock in Newcorp. Newcorp will not issue fractional shares, therefore each pro rata share to be distributed to an unsecured creditor shall be rounded up to the nearest share. The stock will be unrestricted and assignable. However, Newcorp shall not be obligated to register such shares or to maintain registration of such shares. All future income and profits of Newcorp are to be contributed to Newcorp and any value to the Class Four creditors will lie solely in stock appreciation and value.

     No interest, penalties, late charges or additional charges (such as attorneys fees or costs of collection) shall be allowed on any Unsecured Claim subsequent to the Filing Date, unless specifically allowed in this Plan. All claims of creditors arising out of the rejection of executory contracts or unexpired leases must file a proof of claim within thirty (30) days after the Effective Date. If a proof of claim arising out of the rejection of an executory contract or unexpired lease is timely filed it shall be included in Class Four. Class Four claims are impaired.

     3.5 The Class 5 creditors will receive no distribution under the Plan. All presently outstanding stock of each of the Debtors and any rights to subscribe or purchase stock from any of the Debtors, whether characterized as shares, warrants, options, or any other equity type interest, shall be canceled and extinguished effective as of the Effective Date. The Class 5 claims are impaired.

     3.6 In addition to the foregoing, the Debtors, both as debtors in possession and as reorganized after confirmation of this proposed Plan, are obligated to pay U.S. Trustee quarterly fees based upon their disbursements in accordance with the sliding scale set forth at 28 U.S.C. Section 1930(a)(6). These fees accrue throughout the pendency of the cases until entry of a final decree. U.S. Trustee fees paid prior to confirmation of a plan of reorganization will be reported in operating reports required by 11 U.S.C. Sections 704(8), 1106(a)(1), 1107(a) and the United States Trustee
Guidelines. All U.S. Trustee quarterly fees accrued prior to confirmation of a plan of reorganization will be paid by on or before the effective date of the plan pursuant to 11 U.S.C. Section 1129(a)(12). All U.S. Trustee fees accrued post-confirmation will be timely paid on a calendar quarter basis and reported on post-confirmation reports required by Local Rule 3020. Final fees will be paid on or before the entry of a final decree in these cases. Based upon the Debtors' disbursements during the pendency of these cases, it is anticipated that the Debtors will owe approximately $19,000.00 in U.S. Trustee fees on the proposed Effective Date of the Plan and $600.00 for each quarter thereafter until entry of a final decree.

ARTICLE IV
Implementation of the Plan

     4.1 Substantive Consolidation. Upon confirmation of the Plan effective as of the Effective Date, the Chapter 11 cases filed by the Debtors shall be consolidated and all assets and liabilities of the Debtors shall be consolidated for all purposes and deemed to be assets and liabilities of the consolidated debtors. Any claim filed against any of the Debtors and any obligation of the Debtors shall be deemed to be an obligation of the consolidated debtors, and all duplicate claims or obligations shall be eliminated. All obligations of the Debtors to each other shall be eliminated. The cases shall be consolidated under the case styled and numbered In re Total Homecare, Inc., case number 97-21413.

      4.2 Within sixty days after the Effective Date Total Homecare, Inc. and Safe Environment, Inc. shall be merged. Solely for purposes of this Plan, the surviving corporate entity shall be called "Newcorp". However, the surviving entity may continue to operate or act under the names of the Debtors; and the surviving entity may file pleadings and otherwise appear in this case and in contested matters and adversaries in this case under the names of the Debtors. At least five percent of the common stock in Newcorp shall be distributed to holders of Allowed Unsecured Claims in accordance with Paragraph 3.4. Notwithstanding the above, at its sole option upon the completion of due diligence, Safe Environment, Inc. may elect not to merge with Total Homecare, Inc. In the event Safe Environment, Inc. chooses not to merge with Total Homecare, Inc., Total Homecare, Inc. shall be liquidated under the supervision of its sole director, Charles McLaughlin. In the event of liquidation, any proceeds of liquidation shall be distributed to creditors pursuant to priorities described in Section 507 of the Bankruptcy Code.

      4.3 Title to all of the estate property of the consolidated Debtors (except as otherwise provided under the Plan) shall be vested in consolidated Debtors after confirmation. Upon the merger of Total Homecare, Inc. and Safe Environment, Inc., all of the property and assets of the consolidated Debtors shall be vested in Newcorp. Charles McLaughlin shall manage the consolidated debtors post-confirmation. The management of Safe Environmental, Inc. shall manage Newcorp.

ARTICLE V
Additional Provisions

     5.1 Executory Contracts and Unexpired Leases: All executory contracts and unexpired leases shall be deemed rejected upon confirmation of the Plan, if not previously rejected either by order of the Bankruptcy Court or by operation of law under the terms of the Bankruptcy Code. All parties asserting a claim against the Debtors arising out of the rejection of an executory contract or unexpired lease must file a proof of claim within thirty
(30) days after the Effective Date. The Debtors must file any objection to a Proof of Claim arising out of rejection, within thirty (30) days after it is filed. If a Proof of Claim is timely filed and no objection is filed to its allowance, or the Court enters a final order allowing the Proof of Claim, the claim will become a Class Four claim.

     5.2 Vesting of Property: Upon confirmation of the Plan and except as otherwise provided herein, all of the property of the Chapter 11 estate shall vest in the consolidated debtors.

     5.3 Retention of Jurisdiction: Until full consummation of the Plan, the Bankruptcy Court shall retain jurisdiction for the following purposes:

          1. The determination of all questions and disputes regarding title to and beneficial ownership of the assets of the estate, and determination of all causes of action, controversies, disputes, or conflicts, whether or not subject to action pending as of the date of confirmation, between the Debtors and any other party in interest.

          2. The correction of any defect, curing of any omission, or reconciliation of any inconsistency in the Plan, the order of confirmation, or other document or instrument as may be necessary to carry out the purposes and intent of the Plan.

          3.     The modification of this Plan after confirmation.

          4. The enforcement and interpretation of the terms and conditions of this Plan.

          5. The entry of any order necessary to enforce the title, rights, and powers of the Debtors and the Debtors-in-Possession, and to impose such limitations, restrictions, terms, and conditions as the Bankruptcy Court may deem necessary.

          6. The determination of any and all claims and causes of action arising under Sections 544, 545, 547, 548, 549, and 553 of the Bankruptcy Code

     5.4 Discrepancies: In the event of a discrepancy between the terms of the Plan and the Disclosure Statement, the terms of the Plan shall control.

     5.5 Future Income: All income of the consolidated debtors shall be paid to the consolidated debtors.

     5.6 Claims and Actions: All claims and causes of action, if any, including any claims arising under state or federal law or under the Bankruptcy Code, held by the Debtors shall be retained by and remain the property of the consolidated debtors and may be brought by Total Homecare, Inc.. Upon the merger of Total Homecare, Inc. and Safe Environment, Inc., all claims and causes of action shall be vested in Newcorp. All actions of any of the Debtors and/or the consolidated debtors under Sections 544, 545, 547, 548 549, and 553 of the Bankruptcy Code shall vest in Newcorp upon the merger of Total Homecare, Inc. and Safe Environment, Inc., and Newcorp is hereby expressly authorized to file and prosecute any and all such actions following said merger.

     5.7 Waiver: Nothing contained herein shall constitute a waiver or release of any claim, counterclaim, or dispute that the Debtors may have regarding the validity of any claim or lien by way of a subsequent adversary proceeding or amendment to the Plan in the event this Plan is not confirmed as filed. The treatment outlined in this Plan is for the purposes of this Plan only and only in the event of confirmation of this Plan, and Debtors reserve the right to provide for different treatment of any claim in any amended or supplemental plan submitted by the Debtors under this or any other chapter of the Bankruptcy Code.

     5.8 Other Definitions: Except as expressly provided herein (as allowed under the Bankruptcy Code), reference is hereby made to the definitions set forth at Section 101 of the Bankruptcy Code.

     5.9 Final Decree: A Final Decree closing this case shall be automatically entered without further notice or hearing after the expiration of a ninety (90) day period following the Effective Date of the Plan, unless the Debtors or a party in interest move, for cause shown, for an enlargement of the ninety day period.

     5.10 Trustee Fees: The Debtors shall be responsible for payment of fees incurred pursuant to 28 U.S.C. § 1930(a)(6).

ARTICLE VI
Compliance With Confirmation Requirements

     6.01 Compliance With Laws and Good Faith: The Debtors believe that the Plan complies with all provisions of Chapter 11 and any other applicable provision of the Bankruptcy Code, that the Plan has been proposed in good faith and not by any means forbidden by law, and that all fees, charges, or amounts required to be paid before confirmation have been paid.

ARTICLE VII
Allowance of and Objections to Claims and Interests

     7.1 The Debtors have scheduled, to their knowledge, all claims and interests. The failure of any claimant or holder of an interest that is scheduled to file a proof of claim or proof of interest before the Bar Date set by the Court will be deemed agreement to the manner and amount in which the claim or interest was scheduled, except that a secured creditor will be entitled to the benefits of Section 506 of the Bankruptcy Code in the event its collateral is of a value in excess of its claim, and except that any claim scheduled as disputed, contingent or unliquidated for which no Proof of Claim is filed by the Bar Date shall not be allowed.

     7.2 The Debtors shall have until ninety days following confirmation to object to any creditor's claim.

DATED: October 29, 1998.

Respectfully submitted,


MEDMART OF NEVADA, INC.

By:   /s/ Charles McLaughlin
CHARLES MCLAUGHLIN, Chairman of the Board


HEALTH INDUSTRIES, INC.

By:   /s/ Charles McLaughlin
CHARLES MCLAUGHLIN, Chairman of the Board


OXYCARE, INC.

By:   /s/ Charles McLaughlin
CHARLES MCLAUGHLIN, Chairman of the Board


TOTAL HOMECARE, INC.

By:   /s/ Charles McLaughlin
CHARLES MCLAUGHLIN, Chairman of the Board



KEMP, SMITH, DUNCAN & HAMMOND, P.C.
P.O. Drawer 2800
El Paso, Texas  79999-2800
(915) 533-4424
(915) 546-5360  (FAX)

By:   /s/ Charles A. Beckham, Jr.
CHARLES A. BECKHAM, JR.
State Bar No. 02016600
JAMES W. BREWER
State Bar No. 02965200

Brian Holthus
Jolley, Urga, Wirth & Woodbury
3800 Howard Hughes Parkway
Sixteenth Floor
Las Vegas, Nevada 89109
(702) 699-7500

Attorneys for the Debtors